                                                                  EXHIBIT (C)(2)


STOCKHOLDER AGREEMENT dated as of June 24, 1997 among THREE RIVERS HOLDING CORP., a Delaware corporation, ("Parent"), THREE RIVERS ACQUISITION CORP. a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") and the individuals listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").

          WHEREAS, Parent, Sub, and SMT Health Services Inc. (the "Company") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for (i) the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Merger Agreement, the "Offer") by Sub for all the outstanding shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") and (ii) for the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement; and

          WHEREAS, each Stockholder owns the number of shares of Company Common Stock set forth opposite his or its name on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholders after the date hereof and during the term of this Agreement (including, without limitation, through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares"); and

          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement;

          NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows (capitalized terms used herein but not defined herein have the meanings set forth in the Merger Agreement):

          1. Representations and Warranties of each Stockholder.
             --------------------------------------------------

             Each Stockholder hereby represents and warrants, severally and not jointly, to Parent as of the date hereof in respect of himself or itself as follows:

             (a) Authority.  The Stockholder has all requisite power and
                 ---------
authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Stockholder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act, informational filings with the SEC, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any certificate or articles of incorporation, bylaws, certificate or articles of limited partnership, limited partnership agreement, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets, including the Subject Shares, (ii) require any filing with, or permit, authorization, consent or approval of, or notice to, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, including the Subject Shares. If the Stockholder is a natural person and is married, and the Stockholder's Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

             (b) The Subject Shares.  The Stockholder is the record and
                 ------------------
beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite his or its name on Schedule A attached hereto, free and clear of any Liens. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company or any Subsidiary other than the Subject Shares set forth opposite his or its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

             (c) Brokers.  No broker, finder, investment banker or other
                 -------
person is entitled to any brokerage, finder's or other fee or commission in connection with the execution of this Agreement by such Stockholder or the performance by such

Stockholder of its obligations hereunder (it being understood that Smith Barney Inc. may be entitled to certain fees and expenses in connection with the transactions contemplated by the Merger Agreement, which fees and expenses shall be paid by the Company as set forth in the Merger Agreement).

          2. Purchase and Sale of Shares.
             ---------------------------

             Each Stockholder hereby severally agrees to sell to Sub, and Sub hereby agrees, subject to the terms and conditions set forth herein, to purchase, all Subject Shares set forth opposite such Stockholder's name on Schedule A hereto (together with the associated Rights (as defined in the Rights Agreement)), at a price per Share equal to the Offer Price (with no additional consideration being paid in respect of the Rights). Such Stockholder may tender such Subject Shares (and the associated Rights) into the Offer and Sub may direct that such Stockholder tender such Subject Shares (and the associated Rights) and, subject to applicable Federal securities law, not withdraw any Subject Shares (or the associated Rights) so tendered. Any Subject Shares (and the associated Rights) not purchased in the Offer will be sold and purchased immediately after payment is made under the Offer.

          3. Conditions.
             ----------

             Parent's and Sub's obligations to purchase and each Stockholders' obligations to sell the Subject Shares (and the associated Rights) pursuant to
Section 2 of this Agreement shall be subject to the prior satisfaction or waiver of the following conditions:

             (a) Sub shall have accepted the Shares for payment under the terms of the Offer;

             (b) the Minimum Condition shall have been satisfied;

             (c) all waiting periods under the HSR Act applicable to the exercise of the purchase of the Subject Shares shall have expired or terminated;

             (d) all regulatory approvals required by any applicable law, rule, or regulation, including any applicable local, state, federal or foreign regulation, shall have been obtained, and each such approval shall be final; and

             (e) there exist no preliminary or permanent injunction, or any other order by any court of competent jurisdiction, restricting, preventing or prohibiting either the purchase, or the delivery, of the Subject Shares.

          4. Representation and Warranty of Parent and Sub.
             ---------------------------------------------

             (a) Authority.  Parent and Sub have all requisite power and
                 ---------
authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Parent and Sub. This Agreement has been duly executed and delivered by the Parent and Sub and constitutes a valid and binding obligation of the Parent and Sub enforceable against the Parent and Sub in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act, informational filings with the SEC, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any certificate or articles of incorporation, bylaws, certificate or articles of limited partnership, limited partnership agreement, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Parent or Sub or to the Parent's or Sub's property or assets,
(ii) require any filing with, or permit, authorization, consent or approval of, or notice to, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or Sub or any of the Parent's or Sub's properties or assets.

             (b) Brokers.  No broker, finder, investment banker or other
                 -------
person is entitled to any brokerage, finder's or other fee or commission for which any Stockholder will be liable in connection with the execution of this Agreement by Parent and Sub or the performance by Parent and Sub of their obligations hereunder.

             (c) Financing.  Parent has sufficient funds available, directly
                 ---------
or through finance commitments, to purchase, or to cause Sub to purchase, all the Subject Shares pursuant to this Agreement and to pay all fees and expenses payable by Parent or Sub related to the transactions contemplated by this Agreement.

          5. Covenants of Each Stockholder.
             -----------------------------

             Until the termination of this Agreement in accordance with
Section 10, each Stockholder, severally and not jointly, agrees as follows:

             (a) In connection with the closing of the purchase and sale contemplated under Section 2 of this Agreement (other than pursuant to the Offer), each Stockholder agrees to deliver, either to Sub or as directed by Parent, all certificates evidencing the Subject Shares held by such Stockholder, duly endorsed in blank for transfer, or accompanied by stock powers and such other documents as may be necessary in Parent's judgment to transfer record ownership of the Subject Shares to Sub or as directed by Parent.

             (b) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

             (c) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) against (i) any Alternative Transaction as such term is defined in Section 6.2 of the Merger Agreement, (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of Company Common Stock, or (iii) any action that would cause the Company to breach any representation, warranty or covenant contained in the Merger Agreement. Subject to Section 12, the Stockholder further agrees not to enter into any agreement or take any action inconsistent with the foregoing.

             (d) The Stockholder shall not, prior to the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, (A) sell, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to any Transfer of, any or all of such Subject Shares or any interest therein or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Offer or the Merger or (B) enter into any voting arrangement, directly or indirectly, whether by proxy, voting agreement or otherwise, in respect of the Subject Shares, and the Stockholder agrees not to commit or agree to take any of the foregoing actions.

             (e) Subject to the terms of Section 12, during the term of this Agreement, the Stockholder shall not, nor shall it permit any investment banker, financial advisor, attorney, accountant or other representative retained by it, to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that may lead to an Alternative Transaction or (ii) participate in any discussions or negotiations regarding any proposed Alternative Transaction. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any investment banker, financial advisor, attorney, accountant or other representative of such Stockholder, whether or not such person is purporting to act on behalf of such Stockholder, shall be deemed to be a violation of this Section 5(e) by such Stockholder.

             (f) Until the Effective Time, the Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the Offer and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

             (g) Such Stockholder, and any beneficiary of a revocable trust for which such Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

             (h) (i) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, as defined in Section 7.7 of the Merger Agreement, each Stockholder shall pay to Parent on demand an amount equal to all profit determined in accordance with Section 5(h)(ii) of such Stockholder resulting from the consummation of any transaction which gives rise to the Company's obligation to pay the Termination Fee pursuant to the Merger Agreement.

                  (ii) For purposes of this Section 5(h), the profit of any Stockholder from any Alternative Transaction shall equal (A) the aggregate consideration that would have been received by such Stockholder pursuant to such Alternative Transaction if such Stockholder held the same number of Subject Shares at the consummation of such Alternative Transaction as he held at the time the Merger Agreement was terminated (including any consideration that would have been received in respect of any unexercised stock options or warrants or similar instruments held at the time the Merger Agreement was terminated), valuing any noncash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation less (B) the per share cash consideration or the per share fair market value of the aggregate consideration that would have been issuable or payable to such Stockholder (assuming all stock options, warrants or similar instruments held by such Stockholder were exercised) if he had received the Merger Consideration pursuant to the Merger Agreement as originally executed (without giving effect to any increase in such Merger Consideration).

                  (iii) In the event that (x) prior to the Effective Time, an Alternative Transaction shall have been proposed and (y) the Effective Time of the Merger shall have occurred and Parent for any reason shall have increased the amount of Merger Consideration payable over that set forth in the Merger Agreement in effect on the date hereof (the "Merger Consideration"), each Stockholder shall pay to Parent on demand an amount in cash equal to the product of (i) the number of Subject Shares held by such Stockholder (assuming all stock options, warrants or similar instruments held by such Stockholder were exercised) and (ii) 100% of the excess, if any, of (A) the per share cash consideration or the per share fair market value of any noncash consideration, as the case may be, received by the Stockholder as a result of the Merger, as amended, determined as of the Effective Time of the Merger, over (B) the amount of the Original Merger Consideration determined as of the time of the first increase in the amount of the Original Merger Consideration.

                  (iv) For purposes of this Section 5(h), the fair market value of any noncash consideration consisting of:

                        (A) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the twenty trading days prior to the date of determination; and

                        (B) consideration which is other than cash or securities of the form specified in clause (A) of this Section 5(h)(iv) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that
                                                         --------  -------
     if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided
                                                                   --------
     further, that the fees and expenses of such investment banking firm shall
     -------
     be borne by Parent. The determination of the investment banking firm shall be final and binding upon the parties.

                        (v)  Any payment of profit under this Section 5(h) shall
     (x) if paid in cash, be paid by wire transfer of same day funds to an account designated by Parent and (y) if paid through a transfer of securities (with the method and timing of such transfer to be mutually agreed), be paid as soon as practicable through delivery of such securities, suitably endorsed for transfer; provided that the Stockholder
                                                 --------
     shall be required to pay cash under this Section 5(h) only to the extent the fair market value of the securities transferred pursuant to clause (y) is less than such Stockholders' profit.

                  (i) If (i) immediately prior to the expiration of the Offer, Sub determines that the exercise of options, warrants or other instruments held by the Stockholders and the sale or tender into the Offer of Subject Shares acquired thereby either would cause the Minimum Condition to be satisfied or would cause Sub to own more than 90% of the outstanding Shares and (ii) Sub exercises its right to extend the Offer in accordance with the terms and conditions set forth in the Merger Agreement, then upon the request of Parent or Sub and the Exercise Loan (as defined below), each Stockholder shall promptly exercise all options, warrants and other instruments held by such Stockholder and sell the Subject Shares acquired thereby to Sub or tender such Subject Shares into the Offer (at such Stockholder's discretion, unless Sub directs that such Stockholder tender such Subject Shares). Upon delivery of such request, Parent shall lend to each Stockholder the amount necessary for such Stockholder to pay the aggregate exercise price in respect of all options, warrants and other instruments (each, an "Exercise Loan"). Each Exercise
                                               -------- ----
     Loan shall be evidenced by a promissory note, shall bear interest at the applicable Federal rate (as defined in Section 7872 of the Internal Revenue Code of 1986, as amended) and shall be repaid together with accrued but unpaid interest upon the earlier of (i) the payment of the purchase price for the Subject Shares (whether pursuant to the Offer or otherwise) and
     (ii) the termination of this Agreement pursuant to Section 10.

             6. Grant of Irrevocable Proxy; Appointment of Proxy.
                ------------------------------------------------

                (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and Josh Harris, in his capacity as an officer of Parent, and any individual who shall hereafter succeed to any such office of Parent, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares against (i) any Alternative Transaction as such term is defined in Section 6.2 of the Merger Agreement, (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of Company Common Stock, or (iii) any action that would cause the Company to breach any representation, warranty or covenant contained in the Merger Agreement. The proxy granted pursuant to this Section shall terminate upon the termination of this Agreement pursuant to
Section 10.

                (b) Such Stockholder represents that there are no proxies heretofore given in respect of such Stockholder's Subject Shares.

                (c) Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that the holder of such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL").

             7. Further Assurances.
                ------------------

                Each Stockholder will, at Parent's expense, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

             8. Certain Events.
                --------------

                (a) Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares (and the associated Rights) and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by any Stockholder, the number of Subject Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

                (b) Each Stockholder agrees that such Stockholder will tender to the Company, immediately after the execution hereof (or, in the event Subject Shares are acquired subsequent to the date hereof, immediately after such acquisition), any and all certificates representing such Stockholder's Subject Shares in order that the Company may inscribe upon such certificates the legend in accordance with Section 7.9 of the Merger Agreement.

             9. Assignment.
                ----------

                Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that (i) Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any subsidiary of Parent that may be substituted for Sub as contemplated by
Section 10.8 of the Merger Agreement, and (ii) Parent may assign, in its sole discretion, any and all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, provided that Parent will continue to remain primarily liable for its obligations hereunder in the event of any assignment pursuant to this clause

(ii). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

      10. Termination.
          -----------

          This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date upon which the Merger Agreement is terminated in accordance with its terms, provided that a Termination Fee has not
                                         --------
become, and could not at any time in the future become, payable under the Merger Agreement, in which case Sections 5(h), 6, 7 (as it relates to the other sections of this Agreement that survive such termination), 8, 9, 10, 11, 13, and 14 shall survive until such Termination Fee is paid.

      11. General provisions.
          ------------------

          (a) Amendments.  This Agreement may not be amended except by an
              ----------
instrument in writing signed by each of the parties hereto.

          (b) Notice.  All notices and other communications hereunder shall be
              ------
in writing and shall be deemed given when delivered by facsimile (with confirmation of delivery) or personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 10.2 of the Merger Agreement and to the Stockholders at their respective addresses and facsimile numbers set forth on Schedule A attached hereto (or at such other address and facsimile number for a party as shall be specified by like notice).

          (c) Interpretation. When a reference is made in this Agreement to an
              --------------
Article or a Section, such reference shall be deemed made to an Article or a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

          (d) Counterparts.  This Agreement may be executed in one or more
              ------------
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

          (e) Entire Agreement; No Third-Party Beneficiaries.  This Agreement
              ----------------------------------------------
(including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (f) Governing Law.  This Agreement shall be governed by, and construed
              -------------
in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          (g) Voidability.  If prior to the execution hereof, the Board of
              -----------
Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Sub would become, or could reasonably be expected to become an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the DGCL from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

          (h) Expenses.  Except as otherwise provided herein, all costs and
              ---------
expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

      12. Stockholder Capacity.
          --------------------

          No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein (including, without limitation, the provisions of Section 5(e)) shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company.

      13. Enforcement.
          -----------

          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and
(iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

      14. Public Announcements.
          --------------------

          No Stockholder shall issue any press release or make any public statement without the prior written consent of Parent, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

          IN WITNESS WHEREOF, Parent, Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                THREE RIVERS HOLDING CORP.


                                By: /s/ JOSHUA HARRIS
                                   ---------------------------------
                                    Name: Joshua Harris
                                    Title:



                                THREE RIVERS ACQUISITION CORP.


                                By: /s/ JOSHUA HARRIS
                                   ---------------------------------
                                    Name: Joshua Harris
                                    Title:


                                /s/ JEFF D. BERGMAN
                                ------------------------------------
                                Jeff D. Bergman, as Stockholder


                                /s/ DANIEL DICKMAN
                                ------------------------------------
                                Daniel Dickman, as Stockholder


                                /s/ DAVID SPINDLER
                                ------------------------------------
                                David Spindler, as Stockholder


                                /s/ DAVID ZYNN
                                ------------------------------------
                                David Zynn, as Stockholder

                                  SCHEDULE A
                                  ----------


                                             Number of
   Name and Address                      Shares of Company
    of Stockholder                       Common Stock Owned
----------------------                   ------------------
Jeff D. Bergman                               450,791
335 Golfside Drive
Wexford, PA  15090

Daniel Dickman                                501,689
603 Golden Oaks Lane
Pittsburgh, PA  15237

David Spindler                                 46,277
103 Lee Court
McKeesport, PA  15135

David Zynn                                     24,745
5011 Karrington Drive
Gibsonia, PA  15044